                                                                    Exhibit 12.1

                                                                                  Fiscal Year Ended
                                                  December 31,      January 2,       January 3,     January 4,     December 29,
                                                      2000             2000             1999           1998            1996
                                                  ------------     ------------     ------------   ------------    ------------
                                                                       (dollars in thousands)

DETERMINATION OF RATIO OF EARNINGS
    TO FIXED CHARGES:
Net income (loss) before taxes                      $  6,655        $ (2,666)        $ 12,835        $ 17,003        $  4,039
Fixed Charges
    Interest expense                                  12,650          11,777            6,296           5,532           5,646
    Amortization of deferred financing costs             649             546              213             944             360
    Interest component of rent                           260             290            1,332           3,004           3,730
                                                    --------        --------         --------        --------        --------

Earnings before fixed charges                       $ 20,214        $  9,947         $ 20,676        $ 26,483        $ 13,775
                                                    ========        ========         ========        ========        ========


Fixed Charges
    Interest expense                                $ 12,650        $ 11,777         $  6,296        $  5,532        $  5,646
    Amortization of deferred financing costs             649             546              213             944             360
    Interest component of rent                           260             290            1,332           3,004           3,730
                                                    --------        --------         --------        --------        --------

Total fixed charges                                 $ 13,559        $ 12,613         $  7,841        $  9,480        $  9,736
                                                    ========        ========         ========        ========        ========

    Ratio of earnings to fixed charges  (a)              1.5 x            --              2.6 x           2.8 x           1.4 x
                                                    ========        ========         ========        ========        ========
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(a)      For purposes of computing the ratio of earnings to fixed charges,
         "earnings" are defined as net income before fixed charges. Fixed charges are defined as interest expense, amortization of deferred financing costs, and the portion of rent expense representing interest.
         Earnings were inadequate to cover fixed charges by $2.7 million for the year ended January 2, 2000.